METRIS COMPANIES INC.

              CHANGE OF CONTROL SEVERANCE AGREEMENT

                        TABLE OF CONTENTS
                                                          Page
ARTICLE I

     PURPOSES                                                1

ARTICLE II

     CERTAIN DEFINITIONS                                     1
     2.1   Accrued Obligations                               1
     2.2   Agreement Term                                    1
     2.3   Article                                           2
     2.4   Beneficial owner                                  2
     2.5   Cause                                             2
     2.6   Change of Control                                 2
     2.7   Code                                              3
     2.8   Disability                                        3
     2.9   Effective Date                                    3
     2.10  Good Reason                                       4
     2.11  Imminent Control Change Date                      4
     2.12  IRS                                               4
     2.13  1934 Act                                          4
     2.14  Notice of Termination                             4
     2.15  Plans                                             4
     2.16  Policies                                          4
     2.17  Post-Change Period                                4
     2.18  SEC                                               4
     2.19  Section                                           4
     2.20  Subsidiary                                        4
     2.21  Termination Date                                  5
     2.22  Voting Securities                                 5

ARTICLE III

     POST-CHANGE PERIOD PROTECTIONS                          5
     3.1   Position and Duties                               5
     3.2   Compensation                                      6
     3.3   Stock Options                                     7

ARTICLE IV

     TERMINATION OF EMPLOYMENT                               8
     4.1   Disability                                        8
     4.2   Death                                             8
     4.3   Cause                                             8
     4.4   Good Reason                                       9
     4.5   Termination Prior to Effective Date              10




ARTICLE V

     OBLIGATIONS OF THE COMPANY UPON TERMINATION            10
     5.1   If by the Executive for Good Reason or by the
           Company Other Than for Cause or Disability       10
     5.2   If by the Company for Cause                      12
     5.3   if by the Executive Other Than for Good Reason   12
     5.4   If by the Company for Disability                 12
     5.5   If upon Death                                    12
     5.6   Certain Additional Payments by the Company       14
     5.7   Withholding Taxes                                17
     5.8   Continued Employment                             17

ARTICLE VI

     NON-EXCLUSIVITY OF RIGHTS                              17
     6.1   Waiver of Other Severance Rights                 17
     6.2   Other Rights                                     17

ARTICLE VII

     EXPENSES AND INTEREST                                  18
     7.1   Legal Fees and Other Expenses                    18
     7.2   Interest                                         18

ARTICLE VIII

     SET-OFF OR MITIGATION                                  18
     8.1   Set-Off by Company                               18
     8.2   No Mitigation                                    19

ARTICLE IX

     CONFIDENTIALITY AND NONCOMPETITION                     19
     9.1   Confidentiality                                  19
     9.2   Intellectual Property                            19
     9.3   Noncompetition/Nonsolicitation                   20
     9.4   Remedy                                           21
     9.5   Survival                                         22

ARTICLE X

     MISCELLANEOUS                                          22
     10.1  No Assignability                                 22
     10.2  Successors                                       22
     10.3  Payments to Beneficiary                          22
     10.4  Non-alienation of Benefits                       22
     10.5  Severability                                     22
     10.6  Amendments                                       23
     10.7  Notices                                          23


     10.8  Counterparts                                     23
     10.9  Governing Law                                    23
     10.10 Captions                                         23
     10.11 Employment with Subsidiaries                     23
     10.12 Company's Option to Fix Expiration Date          23
     10.13 No Waiver                                        24
     10.14 Entire Agreement                                 24

                      METRIS COMPANIES INC.

              CHANGE OF CONTROL SEVERANCE AGREEMENT


     THIS AGREEMENT dated as of May 15, 1998 is made between METRIS COMPANIES INC., a Delaware corporation having its principal place of business in St. Louis Park, Minnesota (the
"Company"), and Ronald N. Zebeck (the "Executive"), a resident of the State of Minnesota.


                            ARTICLE I

                            PURPOSES

     The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued service of the Executive in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change of Control (as defined in Section 2.6). The Board believes it is imperative to reduce the distraction of the Executive that would result from the personal uncertainties caused by a pending or threatened change of control, to encourage the Executive's full attention and continued dedication to the Company, and to provide the Executive with compensation and benefits arrangements upon a change of control which ensure that the expectations of the Executive will be satisfied and are competitive with those of similarly-situated corporations. The Board also believes that there is a need to protect confidential records, data and intellectual property of the Company and provide certain noncompetition protection. This Agreement is intended to accomplish these objectives.


                           ARTICLE II

                       CERTAIN DEFINITIONS

     When used in this Agreement, the terms specified below shall have the following meanings:

     2.1  "Accrued Obligations" has the meaning set forth in
Section 5.3.

     2.2 "Agreement Term" means the period commencing on the date of this Agreement and ending on the date (the "Expiration Date") which is the first to occur of (a) the date on which the Executive's employment by the Company terminates prior to the Effective Date, (b) if the Executive's employment by the Company terminates by reason of death, the date of death of the Executive or (c) the expiration date fixed by the Board pursuant to Section 10.12.

     2.3  "Article" means an article of this Agreement.

     2.4  "Beneficial owner" means such term as defined in Rule
13d-3 of the SEC under the 1934 Act.

     2.5  "Cause" has the meaning set forth in Section 4.3(b).

     2.6 "Change of Control" means, except as otherwise provided below, the occurrence of any of the following:

          a. any person (as such term is used in Rule 13d-5 of the SEC under the 1934 Act) or group (as such term is defined in
Section 13(d) of the 1934 Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, becomes, directly or indirectly, the beneficial owner of 25% or more of the common stock of the Company or of Voting Securities representing 25% or more of the combined voting power of all Voting Securities of the Company, except that no Change of Control shall be deemed to have occurred solely by reason of any Merger (as defined below) if, immediately after such Merger, each of the conditions described in clauses (i), (ii) and (iii) of
Section 2.6.c(1) are satisfied.

          b. individuals who, as of the Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the 1934 Act); or

          c. approval by the stockholders of the Company of any of the following:

          (1) a merger, reorganization or consolidation ("Merger") unless immediately after such Merger (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from such merger and more than 50% of the combined voting power of the then outstanding Voting Securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities in substantially the same proportion as their ownership immediately prior to the Merger; (ii) no person (as such term is used in Rule 13d-5 of the SEC under the 1934 Act) or group (as such term is defined in Section 13(d) of the 1934 Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary becomes the beneficial owner of 25% or more of the combined voting power of all Voting Securities of the Company and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Merger were Incumbent Directors at the time of execution of the original agreement or action of the Board providing for such Merger.

          (2)  the sale or other disposition of all or
     substantially all of the assets of the Company; or

          (3) a plan of complete liquidation or dissolution of the Company.

Despite clauses (a), (b) and (c) of this definition, a Change of Control shall not occur with respect to the Executive if (A) the Executive is, by written agreement executed before such Change of Control, a participant on such Executive's own behalf in a transaction in which the persons or entities (or their affiliates) with whom the Executive has the written agreement Acquire the Company (as defined below) and, pursuant to the written agreement, the Executive has an equity interest in the resulting entity or a right to acquire such an equity interest,
(B) the transaction that would otherwise give rise to a Change in Control is the contemplated transaction in which the shares of common stock of the Company which are owned by Fingerhut Companies, Inc. ("Fingerhut") are distributed by Fingerhut to all of its stockholders or (c) Fingerhut merges with the Company or a subsidiary of the Company if at the time of such merger, or immediately prior thereto, Fingerhut owned at least 80% or more of the common stock of the Company and no person (as defined in clause 2.6a) owned 25% or more of the common stock of Fingerhut. "Acquire the Company" means the acquisition of beneficial ownership by purchase, merger, or otherwise, of either more than 50% of the stock (such percentage to be computed in accordance with Rule 13d-3(d)(1)(i) of the SEC under the 1934 Act) or substantially all of the assets of the Company or its successors.

     2.7 "Code" means the Internal Revenue Code of 1986, as amended.

     2.8  "Disability" has the meaning set forth in Section
4.1.b.

     2.9 "Effective Date" means the first date on which a Change of Control occurs during the Agreement Term. Despite anything in this Agreement to the contrary, if the Company terminates the Executive's employment before the date of a Change of Control, and if the Executive reasonably demonstrates that such termination of employment (a) was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control or (b) otherwise arose in connection with or in anticipation of the Change of Control, then "Effective Date" shall mean the date immediately before the date of such termination of employment.

     2.10  "Good Reason" has the meaning set forth in Section
4.4.b.

     2.11 "Imminent Control Change Date" means any date on which occurs (a) a presentation to the Company's stockholders generally or any of the Company's directors or executive officers of a proposal or offer for a Change of Control, (b) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer for a Change of Control, or (c) such proposal or offer remains effective and unrevoked.

     2.12  "IRS" means the Internal Revenue Service.

     2.13  "1934 Act" means the Securities Exchange Act of 1934.

     2.14 "Notice of Termination" means a written notice given in accordance with Section 10.7 which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such termination provision and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

     2.15 "Plans" means plans, programs, policies or practices of the Company.

     2.16 "Policies" means policies, practices or procedures of the Company.

     2.17 "Post-Change Period" means the period commencing on the Effective Date and ending on the second anniversary of such date.

     2.18  "SEC" means the Securities and Exchange Commission.

     2.19 "Section" means, unless the context otherwise requires, a section of this Agreement.

     2.20 "Subsidiary" means (a) a corporation of which more than 50% of the combined voting power of the Voting Securities is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company or by the Company and one or more Subsidiaries or (b) any partnership, limited liability company, joint venture, business trust or other entity (other than a corporation) in which the Company or one or more other Subsidiaries of the Company or the Company and one or more other Subsidiaries, directly or indirectly, has at least majority ownership thereof and power to direct the policies, management and affairs thereof.

     2.21 "Termination Date" means the date of receipt of the Notice of Termination or any later date specified in such notice (which date shall be not more than 15 days after the giving of such notice), as the case may be; provided, however, that (a) if the Company terminates the Executive's employment other than for Cause or Disability, then the Termination Date shall be the date of receipt of such Notice of Termination and (b) if the Executive's employment is terminated by reason of death or Disability, then the Termination Date shall be the date of death of the Executive or the Disability Effective Date (as defined in Section 4.1.a), as the case may be.

     2.22 "Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.


                           ARTICLE III

                 POST-CHANGE PERIOD PROTECTIONS

     3.1  Position and Duties.

          a. During the Post-Change Period, (1) the Executive's position (including offices, titles, reporting requirements and responsibilities), authority and duties shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Effective Date and (2) the Executive's services shall be performed at the location where the Executive was employed immediately before the Effective Date or any other location less than 40 miles from such former location.

          b. During the Post-Change Period (other than any periods of vacation, sick leave or disability to which the Executive is entitled), the Executive agrees to devote the Executive's full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to the Executive in accordance with this Agreement, to use the Executive's best efforts to perform faithfully and efficiently such duties. During the Post-Change Period, the Executive may (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures, fulfill speaking engagements or teach at educational institutions and (3) manage personal investments, so long as such activities are consistent with the Policies of the Company at the Effective Date and do not significantly interfere with the performance of the Executive's duties under this Agreement. To the extent that any such activities have been conducted by the Executive before the Effective Date and were consistent with the Policies of the Company at the Effective Date, the continued conduct of such activities (or activities similar in nature and scope) after the Effective Date shall not be deemed to interfere with the performance of the Executive's duties under this Agreement.

     3.2  Compensation.

          a. Base Salary. During the Post-Change Period, the Company shall pay or cause to be paid to the Executive an annual base salary in cash ("Guaranteed Base Salary"), which shall be paid in a manner consistent with the Company's payroll practices in effect immediately before the Effective Date at a rate at least equal to 12 times the highest monthly base salary paid or payable to the Executive by the Company in respect of the 12-month period immediately before the Effective Date. During the Post-Change Period, the Guaranteed Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded to other peer executives of the Company. Any increase in Guaranteed Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement. After any such increase, the Guaranteed Base Salary shall not be reduced and the term "Guaranteed Base Salary" shall thereafter refer to the increased amount.

          b. Incentive, Compensation, Savings and Retirement Plans. In addition to Guaranteed Base Salary payable as provided in this Section, the Executive shall be entitled to participate during the Post-Change Period in all incentive (including long-term incentives), compensation, savings and retirement Plans applicable to other peer executives of the Company, but in no event shall such Plans provide the Executive with incentive (including long-term incentives), compensation, savings and retirement benefits which, in any case, are less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such Plans as in effect at any time during the 90-day period immediately before the Effective Date.

          c. Welfare Benefit Plans. During the Post-Change Period, the Executive and the Executive's family shall be eligible to participate in, and receive all benefits under, welfare benefit Plans provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, individual life, group life, dependent life, accidental death and travel accident insurance Plans) and applicable to other peer executives of the Company and their families, but in no event shall such Plans provide benefits which in any case are less favorable, in the aggregate, than the most favorable of those provided to the Executive under such Plans as in effect at any time during the 90-day period immediately before the Effective Date.

          d. Fringe Benefits. During the Post-Change Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable Plans applicable to peer executives of the Company, but in no event shall such Plans provide fringe benefits which in any case are less favorable, in the aggregate, than the most favorable of those provided by the Company to peer executives under such Plans in effect at any time during the 90-day period immediately before the Effective Date.

          e. Expenses. During the Post-Change Period, the Executive shall be entitled to prompt reimbursement of all reasonable employment-related expenses incurred by the Executive upon the Company's receipt of accounting in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

          f. Office and Support Staff. During the Post-Change Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and no exclusive personal secretarial and other assistance in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

          g. Vacation. During the Post-Change Period, the Executive shall be entitled to paid vacation in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

     3.3  Stock Options.

          In addition to the other benefits provided in this Section, on the Effective Date, the Executive shall become fully vested in any and all outstanding stock options granted to the Executive for shares of common stock of the Company or to the extent that such options are not vested, shall receive a lump-sum cash payment equal to the spread of all non-vested, forfeited options as of the date such options are forfeited.


                           ARTICLE IV

                    TERMINATION OF EMPLOYMENT

     4.1  Disability.

          a. During the Post-Change Period, the Company may terminate the Executive's employment upon the Executive's Disability (as defined in Section 4.1.b) by giving the Executive or his legal representative, as applicable, (1) written notice in accordance with Section 10.7 of the Company's intention to terminate the Executive's employment pursuant to this Section and
(2) a certification of the Executive's Disability by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative. The Executive's employment shall terminate effective on the 30th day (the "Disability Effective Date") after the Executive's receipt of such notice unless, before the Disability Effective Date, the Executive shall have resumed the full-time performance of the Executive's duties.

          b. "Disability" means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six months and can be expected to be permanent or of indefinite duration, and that renders the Executive unable to perform the duties required under this Agreement.

     4.2 Death. The Executive's employment shall terminate automatically upon the Executive's death during the Post-Change
Period.

     4.3  Cause.

          a. During the Post-Change Period, the Company may terminate the Executive's employment for Cause.

          b.  "Cause" means any of the following:

          (1) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately before the Effective Date (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach;

          (2) any intentional act of fraud, embezzlement or theft by the Executive in connection with the Executive's duties in the course of the Executive's employment hereunder or any prior employment, or the Executive's admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

          (3) any gross negligence or willful misconduct of the Executive in performing the Executive's duties which, if curable, has not been cured within 10 days of delivery by the Company to the Executive of written notice of such gross negligence or willful misconduct; or

          (4) any violation in any material respect of any statutory or common law duty of loyalty to the Company or any of its affiliates which, if curable, has not been cured within 10 days of delivery by the Company to the Executive of written notice of such violation.

          c. Any termination of the Executive's employment by the Company for Cause shall be communicated to the Executive by Notice of Termination.

     4.4  Good Reason.

          a. During the Post-Change Period, the Executive may terminate his or her employment for Good Reason.

          b. "Good Reason" means, without the Executive's express written consent, any of the following:

          (1) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including offices, titles, reporting requirements or responsibilities), authority or duties as contemplated by
     Section 3.1.a(1), or any other action by the Company which results in a diminution or other material adverse change in such position, authority or duties;

          (2) any failure by the Company to comply with any of the provisions of Article III;

          (3) the Company's requiring the Executive to be based at any office or location other than the location described in Section 3.1.a(2);

          (4) any other material adverse change to the terms and conditions of the Executive's employment; or

          (5) any purported termination by the Company of the Executive's employment other than as expressly permitted by this Agreement (any such purported termination shall not be effective for any other purpose under this Agreement).

Any reasonable determination of "Good Reason" made in good faith by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive shall not constitute "Good Reason."

          c. Any termination of employment by the Executive for Good Reason shall be communicated to the Company by Notice of Termination within 60 days of the occurrence of the Good Reason. A failure by the Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing rights under this Agreement.

     4.5 Termination Prior to Effective Date. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or any Subsidiary, and if the Executive's employment with the Company or any Subsidiary shall terminate prior to the Effective Date, the Executive shall have no rights under Articles III, IV or V.


                            ARTICLE V

           OBLIGATIONS OF THE COMPANY UPON TERMINATION

     5.1 If by the Executive for Good Reason or by the Company Other Than for Cause or Disability. If, during the Post-Change Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or if the Executive shall terminate employment for Good Reason, the Company shall immediately pay the Executive, in addition to all vested rights arising from the Executive's employment as specified in Article III, a cash amount equal to the sum of the following amounts:

          a.  to the extent not previously paid, the Guaranteed
Base Salary and any accrued vacation pay through the Termination
Date;

          b. an amount equal to the Executive's highest annual bonus (or annualized for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the two fiscal years of the Company (or such portion thereof during which the Executive shall have been employed by the Company for less than such two-year period) immediately preceding the fiscal year in which the Effective Date occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Effective Date occurs through the Termination Date and the denominator of which is 365 or 366, as applicable;

          c. all amounts previously deferred by or an accrual to the benefit of the Executive under any nonqualified deferred compensation or pension plan, together with any accrued earnings thereon, and not yet paid by the Company;

          d. an amount equal to the product of (1) three multiplied by (2) the sum of (A) Guaranteed Base Salary and (B) the Executive's highest annual bonus (or annualized bonus for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months), paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the two fiscal years of the Company if the Executive shall have been employed by the Company for less than such two fiscal year period) immediately preceding the fiscal year in which the Effective Date occurs;

          e. an amount equal to the sum of the value of the unvested portion of the Executive's accounts or accrued benefits under any qualified plan maintained by the Company as of the Termination Date; and

          f. pay on behalf of the Executive all fees and costs charged by the outplacement firm selected by the Executive to provide outplacement services or at the election of the Executive, cash equal to the fees and expenses such outplacement firm would charge.

Until the first anniversary of the Termination Date or such later date as any Plan of the Company may specify, the Company shall continue to provide to the Executive and the Executive's family welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs) which are at least as favorable as the most favorable Plans of the Company applicable to other peer executives and their families as of the Termination Date, but which are in no event less favorable than the most favorable Plans of the Company applicable to other peer executives and their families during the 90-day period immediately before the Effective Date. The cost of such welfare benefits shall not exceed the cost of such benefits to the Executive immediately before the Termination Date or, if less, the Effective Date. Notwithstanding the foregoing, if the Executive is covered under any medical, life, or disability insurance plan(s) provided by a subsequent employer, then the amount of coverage required to be provided by the Employer hereunder shall be reduced by the amount of coverage provided by the subsequent employer's medical, life, or disability insurance plan(s). The Executive's rights under this Section shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including, without limitation, continuation coverage required by Section 4980 of the Code.

     5.2 If by the Company for Cause. If the Company terminates the Executive's employment for Cause during the Post-Change Period, this Agreement shall terminate without further obligation by the Company to the Executive, other than the obligation immediately to pay the Executive in cash the Executive's Guaranteed Base Salary through the Termination Date, plus the amount of any compensation previously deferred by the Executive, plus any accrued vacation pay, in each case to the extent not previously paid.

     5.3 If by the Executive Other Than for Good Reason. If the Executive terminates employment during the Post-Change Period other than for Good Reason, Disability or death, this Agreement shall terminate without further obligations by the Company, other than the obligation immediately to pay the Executive in cash all amounts specified in clauses (a), (b) and (c) of the first sentence of Section 5.1 (such amounts collectively, the "Accrued Obligations").

     5.4 If by the Company for Disability. If the Company terminates the Executive's employment by reason of the Executive's Disability during the Post-Change Period, this Agreement shall terminate without further obligations to the Executive, other than

          a. the Company's obligation immediately to pay the Executive in cash all Accrued Obligations, and

          b. the Executive's right after the Disability Effective Date to receive disability and other benefits at least equal to the greater of (1) those provided under the most favorable disability Plans applicable to disabled peer executives of the Company in effect immediately before the Termination Date or (2) those provided under the most favorable disability Plans of the Company in effect at any time during the 90-day period immediately before the Effective Date.

     5.5 If upon Death. If the Executive's employment is terminated by reason of the Executive's death during the Post-Change Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than the obligation immediately to pay the Executive's estate or beneficiary in cash all Accrued Obligations. Despite anything in this Agreement to the contrary, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company to the surviving families of peer executives of the Company under such Plans, but in no event shall such Plans provide benefits which in each case are less favorable, in the aggregate, than the most favorable of those provided by the Company to the Executive under such Plans in effect at any time during the 90-day period immediately before the Effective Date.

     5.6  Certain Additional Payments by the Company.

          a. Notwithstanding anything to the contrary in this Agreement, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          b. Subject to the provisions of Section 5.6.c, all determinations required to be made under this Section 5.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.6, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5.6.c and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          c. The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (1) give the Company any information reasonably requested by the Company relating to such claim,

          (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (3) cooperate with the Company in good faith in order effectively to contest such claim, and

          (4) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.6.c, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          d. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.6.c, the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5.6.c) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.6.c, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     5.7 Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

     5.8 Continued Employment. Nothing expressed or implied herein shall create any right or duty of continued employment of the Executive by the Company or any Subsidiary. The Company and each of its Subsidiaries reserves all rights to terminate the Executive's employment at any time with or without cause unless otherwise protected by law or contract.


                           ARTICLE VI

                    NON-EXCLUSIVITY OF RIGHTS

     6.1 Waiver of Other Severance Rights. To the extent that payments are made to the Executive pursuant to Section 5.1, the Executive hereby waives the right to receive severance payments under any other Plan or agreement of the Company.

     6.2 Other Rights. Except as provided in Section 6.1, this Agreement shall not prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other Plans, provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any Plan of the Company or any of its Subsidiaries and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.


                           ARTICLE VII

                      EXPENSES AND INTEREST

     7.1 Legal Fees and Other Expenses. a. If the Executive incurs legal fees or other expenses in a good faith effort to obtain benefits under this Agreement, the Company shall reimburse the Executive on a current basis for such fees and expenses to the extent not reimbursed under the Company's officers and directors liability insurance policy, if any. The existence of any controlling case or regulatory law which is directly inconsistent with the position taken by the Executive shall be evidence that the Executive did not act in good faith.

          b. Reimbursement of legal fees and expenses shall be made monthly upon the written submission of a request for reimbursement together with evidence that such fees and expenses are due and payable or were paid by the Executive. If the Company shall have reimbursed the Executive for legal fees and expenses and it is later determined that the Executive was not acting in good faith or the resolution of the dispute includes a finding denying, in total, the Executive's claims in such dispute, all amounts paid on behalf of, or reimbursed to, the Executive shall be promptly refunded to the Company.

     7.2 Interest. If the Company does not pay any amount due to the Executive under this Agreement within three days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at a annual rate equal to two percent (2.0%) above the corporate base rate announced by Norwest Bank Minnesota, National Association, in effect from time to time during the period of such nonpayment.


                          ARTICLE VIII

                      SET-OFF OR MITIGATION

     8.1 Set-Off by Company. Except as provided in the following sentence, the Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Notwithstanding anything to the contrary in this Agreement, in the event that the Executive breaches in any material respect any covenant or obligation set forth in Article IX, the Company may withhold any further payment otherwise due to the Executive pursuant to clauses d. and f. of
Section 5.1. Time is of the essence in the performance by the Company of its obligations under this Agreement.

     8.2 No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer.


                           ARTICLE IX

               CONFIDENTIALITY AND NONCOMPETITION

     9.1 Confidentiality. Executive acknowledges that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its relating to their business, operations, employees and customers, which gives the Company and its Subsidiaries a competitive advantage in the businesses in which the Company and its Subsidiaries are engaged except to the extent that such information is a matter of public record or is published and made available to the general public ("Confidential Information"). Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its Subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its Subsidiaries.
Executive agrees that, except as required by the duties of Executive's employment with the Company and/or its Subsidiaries and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency, Executive will not, without the consent of the Company, disseminate or otherwise disclose any Confidential Information obtained during Executive's employment with the Company. When the Executive shall cease to be employed by the Company, the Executive shall surrender to the Company all records, computer tapes, software or other documents or data obtained by Executive or entrusted to Executive (together with all copies thereof) which pertain to the businesses engaged in by the Company or its affiliates.

     9.2 Intellectual Property. The Executive hereby assigns to the Company the Executive's entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Executive's employment, which may pertain directly or indirectly to the business of the Company or any of its affiliates. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its affiliates to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. All copyrightable subject matter developed by the Executive under this Agreement is work made for hire vesting title in the Company.

     9.3 Noncompetition/Nonsolicitation. a. The Executive agrees that, during the period of his employment with the Company and/or its Subsidiaries and, if the Executive's employment is terminated for any reason, thereafter for a period of three years, the Executive will not at any time directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business (as defined in Section 9.3.d).

          b. The Executive agrees that, during the period of the Executive's employment with the Company and/or its Subsidiaries and, if the Executive's employment is terminated for any reason, thereafter for a period of three years, the Executive shall not make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 9.3.b shall, however, restrict the Executive from making any investment in a mutual fund or diversified investment company or any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (1) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, (2) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment and (3) such investment does not exceed three percent of the outstanding stock of any class of stock of a corporation or three percent of the ownership interest of any other entity.

          c. The Executive agrees that, during the period of his employment with the Company and/or its Subsidiaries and, if the Executive's employment is terminated for any reason, thereafter for a period of three years, the Executive shall not (1) employ any employee of the Company and/or its Subsidiaries or (2) interfere with the Company's or any of its Subsidiaries' relationship with, or endeavor to entice away from the Company and/or its Subsidiaries any person, firm, corporation, or other business organization who or which at any time (whether before or after the date of the Executive's termination of employment), was an employee, customer, vendor or supplier of, or maintained a business relationship with, any business of the Company and/or its Subsidiaries which was conducted at any time during the period commencing one year prior to the termination of employment.

          d. For the purpose of this Section 9.2, "Prohibited Business" shall be defined as any business or other entity and any branch, office or operation thereof, which is engaged in managing, distributing, marketing, administering or otherwise providing general purpose payment cards or credit cards, extended service plans and warranties, consumer credit products, fee-based products and services or any other business being conducted by or contemplated by the Company or any of its Subsidiaries as of the Termination Date, in any geographic area in which the Company does business, in the United States or abroad.

     9.4 Remedy. a. The Executive and the Company specifically agree that, in the event that the Executive shall breach the Executive's obligations under this Article IX, the Company and its subsidiaries will suffer irreparable injury and no adequate remedy for such breach, and shall be entitled to injunctive relief or other relief in order to enforce or present any such violation thereof (including the extension of the non-competition and nonsolicitation periods by a period equal to the length of the violation and the length of proceedings necessary to stop such violation). In particular, without limiting the generality of the foregoing, the Company shall not be precluded from pursuing any and all remedies it may have at law or in equity for breach of such obligations.

          If, at any time of enforcement of this Article IX, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Article IX.

          b. In addition to any other remedies provided for herein, in the event that the Executive shall breach in any material respect any obligation under this Article IX, the Executive shall refund to the Company all compensation paid to the Executive pursuant to paragraphs d. and f. of Section 5.1. Any such refund shall neither relieve the Executive of his obligations under this Article IX nor limit the remedies the Company may have at law or in equity for breach of such obligation.

     9.5 Survival Article IX of this Agreement shall survive and continue in full force and effect in accordance with its terms, notwithstanding the expiration of the Agreement Term.

                            ARTICLE X

                          MISCELLANEOUS

     10.1 No Assignability. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     10.2 Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
Any successor to the business and/or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

     10.3 Payments to Beneficiary. If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive's estate.

     10.4 Non-alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

     10.5 Severability. If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid. Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.

     10.6  Amendments.  Except as provided in Section 2.2, this
Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive.

     10.7 Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:
          Ronald N. Zebeck
          998 Wildhurst Trail
          Mound, MN  55364




     If to the Company:
          Metris Companies Inc.
          600 South Highway 169
          Interchange Tower, Suite 1800
          St. Louis Park, Minnesota  55426-1222
          Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

     10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

     10.9 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Minnesota, without regard to its choice of law principles.

     10.10 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

     10.11  Employment with Subsidiaries.  Employment with the
Company for purposes of this Agreement shall include employment with any Subsidiary.

     10.12 Company's Option to Fix Expiration Date. The Company shall have the right prior to the Effective Date, in its sole discretion, pursuant to action by the Board, to determine on expiration date for the Agreement Term, which expiration date shall not become effective until the date fixed by the Board for such expiration date, which date shall be at least 30 days after notice thereof is given by the Company to the Executive in accordance with Section 10.7; provided, however, that no such action shall be taken by the Board following an Imminent Control Change Date until, in the opinion of the Board, any such proposal or offer has been abandoned or terminated; and provided further, that in no event shall the Board fix an expiration date pursuant to this Section on and after the Effective Date.

     10.13 No Waiver. The Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

     10.14 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to its subject matter.


IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

                              ______________________________


                              METRIS COMPANIES INC.


                              By:  _________________________


                              Title: _______________________